UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 2, 2010

First Keystone Financial, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25328	23-2576479
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

22 West State Street, Media, Pennsylvania		19063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 565-6210

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07         Submission of Matters to a Vote of Security Holders

(a)           A Special Meeting of Shareholders (“Special Meeting”) of First Keystone Financial, Inc. (the "Company") was held on March 2, 2010.

(b)           There were 2,432,998 shares of common stock of the Company eligible to be voted at the Special Meeting and 1,984,657 shares represented in person or by proxy at the Special Meeting, which constituted a quorum to conduct business at the Special Meeting.

The sole item voted upon at the Special Meeting and the vote for such proposal was as follows:

Proposal to approve the Agreement and Plan of Merger dated as of November 3, 2009 by and between First Keystone Financial, Inc. and Bryn Mawr Bank Corporation pursuant to which First Keystone Financial, Inc. will be merged with and into Bryn Mawr Bank Corporation:

FOR	AGAINST	ABSTAIN
1,975,216	6,682	2,759

The Company also solicited approval of a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the Agreement and Plan of Merger and the transactions contemplated thereby (the “Adjournment Proposal”).  However, since sufficient votes were received to vote on the proposal to approve the Agreement and Plan of Merger, the Adjournment Proposal was not voted upon at the Special Meeting.

The proposal to approve the Agreement and Plan of Merger received the necessary vote in favor to be adopted by shareholders at the Special Meeting.

ITEM 9.01	Financial Statements and Exhibits

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST KEYSTONE FINANCIAL, INC.

Date: March 5, 2010	By:	/s/David M. Takats
David M. Takats
Senior Vice President and Chief Financial Officer